As filed with the Securities and Exchange Commission on March 24, 2016
Registration No. 333-193885

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S‑8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________
PIONEER NATURAL RESOURCES COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	75-2702753 (I.R.S. Employer Identification No.)

5205 North O’Connor Boulevard
Suite 200
Irving, Texas 75039
(Address of Principal Executive Offices, Including Zip Code)
____________________
PIONEER 2008 PSE EMPLOYEE LONG TERM INCENTIVE PLAN
(Full Title of the Plan)

Mark H. Kleinman
Pioneer Natural Resources Company
5205 North O’Connor Boulevard
Suite 200
Irving, Texas 75039
(972) 444-9001

(Name, Address and Telephone Number of Agent For Service)

copy to:
Robert L. Kimball
Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201-2975
(214) 220-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) to Registration Statement on Form S-8, File No. 333-193885 (the “Registration Statement”), which Registration Statement was filed with the Securities and Exchange Commission on February 12, 2014 to register 678,034 shares of common stock, par value $0.01 per share, issuable under the Pioneer 2008 PSE Employee Long Term Incentive Plan (the “Plan”), is filed by Pioneer Natural Resources Company, a Delaware corporation (the “Company” or the “registrant”), to deregister all unsold securities registered under the Registration Statement.

As of the date of the filing hereof, there are no awards outstanding under the Plan and no additional awards may be granted under the Plan. Accordingly, the Company is filing this Post-Effective Amendment No. 1, pursuant to Rule 478 under the Securities Act of 1933 (the “Securities Act”), to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings of the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, this Post-Effective Amendment hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 24th day of March, 2016.

PIONEER NATURAL RESOURCES COMPANY

By:	\s\ RICHARD P. DEALY
Richard P. Dealy
Executive Vice President and Chief Financial Officer

Note: In reliance on Rule 478 of the Securities Act, no other person is required to sign this Post-Effective Amendment No. 1.